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                                 PROMISSORY NOTE

                                                       Pennsylvania 1101-A31
                                                       Bala Cynwyd, Pennsylvania


                  THIS PROMISSORY NOTE (hereinafter the "Note,") dated as of June 1, 2005, is made by PEGASUS RURAL BROADBAND, LLC. (hereinafter the "Borrower,") a limited liability company duly organized and existing under the laws of the State of Delaware, to the UNITED STATES OF AMERICA, (hereinafter the "Government,") acting through the Administrator of the Rural Utilities Service ("RUS.") For value received, the Borrower promises to pay to the order of the Government, at the United States Treasury, Washington, D.C., Thirteen Million Forty-four Thousand Four Hundred Thirty-one dollars ($13,044,431), with interest payable, from the date of each advance, on the amount advanced by the Government (hereinafter the "Advance,") pursuant to a certain Loan and Security Agreement, dated the same date as this Note (hereinafter the "Loan and Security Agreement,") made by and between the Borrower and the Government , and remaining unpaid from time to time, in the time and manner herein provided:

1. Interest Rate. Interest on each Advance shall be at rate(s) per annum, published by the Secretary of the Treasury, which shall be equal to the cost of borrowing of the Department of Treasury for obligations, as determined by the Government, of comparable maturity (hereinafter the "Direct Cost of Money Interest Rate.")

2. Maturity Date. On a date ten (10) years after the date hereof, the principal hereof advanced pursuant to the Loan and Security Agreement and remaining unpaid, if any, and interest thereon, shall be due and payable (hereinafter the "Maturity Date.")

3. Fund Advance Period. Funds will be advanced pursuant to the Loan and Security Agreement. The fund advance period for this Note begins on the date hereof and terminates five (5) years from the date of this Note (hereinafter the "Termination Date.") No funds will be advanced subsequent to the Termination Date unless the Administrator extends the fund advance period in accordance with the Loan and Security Agreement.

4.       Payments on Advances.

         (a) Made Within One (1) Year. Interest on Advances made during the first year from the date of the first Advance hereunder, and remaining unpaid, shall be payable on the last day of each month (hereinafter the "Monthly Payment Date,") beginning on the last day of the month following the month of each Advance for the period ending one (1) year from the date of the first Advance hereunder. Thereafter, to and including the Maturity Date, the Borrower shall make a payment every Monthly Payment Date on each Advance made during such period which shall be:
                  (i) substantially equal to all subsequent monthly payments and
                  (ii) in an amount that will pay all principal and interest due on each Advance no later than the Maturity Date.

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         (b)      Made After One (1) Year. Interest and principal payments on
                  Advances made more than one (1) year after the date of the first Advance hereunder shall be repaid in installments beginning with the Monthly Payment Date of the month following each Advance and ending on the Maturity Date. The first such payment on an Advance shall be increased by the amount of interest accruing between the date of the Advance and the first day of the next month. Thereafter, to and including the Maturity Date, the Borrower shall make a payment every Monthly Payment Date on each Advance (i) substantially equal to every other monthly payment on such Advance, and (ii) in an amount that will pay all principal and interest of such Advance no later than the Maturity Date. This payment shall be in addition to the payment on the Advances made within one (1) year from the date of the first Advance hereunder and remaining unpaid.

5. Application of Payments. Each payment made on this Note shall be applied as follows: First, to expenses, costs and penalties; Second, to late charges; Third, to the payment of interest on principal; and Fourth, to principal.

6. Prepayment. All, or a portion of the outstanding balance, of any Advance may be prepaid on any payment date, as herein provided. However, so long as any of the principal advanced pursuant to the Loan and Security Agreement shall remain unpaid, the Borrower shall be obligated to make the monthly payment on account of principal and interest, in the amount provided herein, unless the Borrower and the Government shall otherwise agree, in writing.

7. Late Payments. A late charge shall be charged on any payment not made within five (5) days of the date the payment becomes due. The late charge rate shall be computed on the payment from the due date at a rate equal to the rate of the cost of funds to the United States Treasury as prescribed and published by the Secretary of the Treasury. In addition, the Borrower shall pay administrative costs and penalty charges assessed in accordance with applicable Government regulations. Acceptance by the Government of a late payment shall not be deemed to be a waiver of any right or remedy of the Government.

8. Security. This Note is secured by a security interest in collateral described in the Loan and Security Agreement. Rights and obligations with respect to the collateral are stated therein.

9. Noteholder. This Note evidences indebtedness created by a loan made under the Rural Electrification Act (7 U.S.C. ss. 901 et seq.). The Government shall be and shall have all rights as holder of this Note.

10. Default. In an event of default, as provided in the Loan and Security Agreement, all principal advanced pursuant to the Loan and Security Agreement and remaining unpaid on this Note, and all interest thereon may be declared or may become due and payable in the manner and with the effect provided in the Loan and Security Agreement.

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11.      Costs. The Borrower shall pay any and all costs and expenses incurred in connection with the exercise of rights or the enforcement of remedies, as set forth in the Loan and Security Agreement.

12. Waivers. The Borrower waives demand, presentment for payment, notice of non-payment, notice of dishonor, protest, and notice of non-payment of this Note.

13. Obligations. The obligations of the Borrower hereunder are absolute and unconditional, irrespective of any defense or any right to set off, recoupment, or counterclaim it might otherwise have against the Government.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its corporate or legal name and its corporate seal, if any, to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.


                                BORROWER:
                                PEGASUS RURAL BROADBAND, LLC

                                By: /s/ Howard E. Verlin
                                Executive Vice President
                                Pegasus Satellite Communications Holdings, Inc. as sole member of
                                Pegasus Rural Broadband, LLC


(SEAL)

Attested to by: /s/ Scott A. Blank
                  Secretary


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